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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of PMC Commercial Trust Dividend Reinvestment and Share Purchase Plan on Form S-3
(File No. 333-       ) of our report dated March 5, 1997, on our audits of the
consolidated financial statements of PMC Commercial Trust and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the PMC Commercial Trust Annual Report on Form 10-K dated March 21, 1997 filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the caption "Experts."



                                                        Coopers & Lybrand L.L.P.


Dallas, Texas
April 2, 1997